Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (File No. 033-61285, effective July 25, 1995) on Form S-8 of Johnson Outdoors, Inc. of our report dated June 25, 2014, relating to our audit of the financial statements and supplemental schedule of the Johnson Outdoors Retirement and Savings Plan, which appears in this Annual Report on Form 11-K of the Johnson Outdoors Retirement and Savings Plan for the year ended December 31, 2013.

/s/ McGladrey LLP
Milwaukee, Wisconsin
June 25, 2014